EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 5, 2007

PRESS RELEASE

PATCH INTERNATIONAL INC.

January 5, 2007	(OTCBB:PTCH)
(Frankfurt: PQGB)

Patch Announces Clarification of Acquisition of Damascus Energy Inc. and Completion of Private Placement

Acquisition of Damascus Energy Inc.

Patch International Inc. ("Patch" or the "Corporation") (OTCBB: PTCH, Frankfurt: PQGB) is pleased to announce that it has completed of the acquisition of all of the issued and outstanding securities of Damascus Energy Inc. ("Damascus"), a private corporation incorporated under the laws of Alberta (the "Transaction"), as previously announced in the press releases of Patch dated December 4, 2006 and December 21, 2006.

The acquisition was completed by way of exempt take-over bid, pursuant to a share exchange agreement between Patch, Patch Energy Inc. ("Patch Energy") (a wholly-owned subsidiary of Patch), Damascus and the holders of all of the issued and outstanding securities of Damascus (the "Share Exchange Agreement"), the holders of all of the issued and outstanding securities of Damascus exchanged their Damascus common shares for Series A Preferred Shares (the "Exchangeable Shares") of Patch Energy on a basis of one (1) Exchangeable Share for every two (2) Damascus common shares. Pursuant to the Transaction, 9,426,489 Exchangeable Shares were issued to the former security holders of Damascus at a deemed value of (Cdn.) $1.00 per Exchangeable Share. Each Exchangeable Share is exchangeable, at the discretion of the holder, into one (1) common share of Patch. The number of Exchangeable Shares issued on the Transaction is less than the number previously intended to be issued as the private placement referenced below was completed directly into Patch rather than into Damascus.

Pursuant to an Exchange and Voting Trust Agreement entered into between Patch, Patch Energy and 1286664 Alberta Ltd. (the "Trustee"), the agreement stipulates the means by which (i) the holders of Exchangeable Shares will have voting rights in Patch; (ii) the Trustee will hold one (1) Class A Preferred Voting Share of Patch (the "Patch Preferred Share"); and (iii) the holders of Exchangeable Shares exercise their rights of conversion of the Exchangeable Shares, Patch issued one (1) Patch Preferred Share to the Trustee. The Patch Preferred Share has voting rights of 9,426,489 votes per Patch Preferred Share. The Trustee shall exercise the voting rights (and other rights attached to the Patch Preferred Share) for and on behalf of all of the holders of the Exchangeable Shares. Patch, Patch Energy and the Trustee also entered into a support agreement in respect of the Transaction.

Pursuant to the Transaction, the former officers and directors Patch and its subsidiaries resigned and Michael S. Vandale of Calgary, Alberta was appointed as a director of Patch and its subsidiaries. Michael S. Vandale was appointed President and Chief Executive Officer of Patch and Mr. Donald B. Edwards of Calgary, Alberta was appointed Corporate Secretary of Patch.

Patch is currently identifying individuals to act as additional directors of Patch and to fulfill the role of Chief Financial Officer of Patch.

It is the current intention of Patch to file a registration statement in the United Stated and to file a qualifying prospectus in Alberta, so that the Patch common shares issuable upon conversion of the Exchangeable Shares will be freely tradable in the future.

Private Placement

After completion of the Transaction, Patch completed a non-brokered financing (the "Financing") of 3,240,000 common shares, issued on a flow-through basis, ("Flow-Through Shares") at an subscription price of (Cdn.) $1.00 per share for gross proceeds of $3,240,000. In connection with the Financing Patch paid a finder's fee of 7% of the of the aggregate gross proceeds of the Financing to Canaccord Capital Corporation and Michael S. Vandale (the President and Chief Executive Officer and a director of Patch).

The net proceeds of the Financing will be used to fund development of the Damascus properties and incur and renounce qualifying expenditures to subscribers. The Flow-Through Shares issued pursuant to the Financing are subject to a hold period that expires four months and a day after the later of (i) the date the shares were issued, and (ii) the date that Patch becomes a reporting issuer in any province or territory of Canada. The Flow-Through Shares have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any state of the United States. The Flow-Through Shares may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the applicable securities laws, or unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws. It is the current intention of Patch to file a registration statement in the United States and to file a qualifying prospectus in Alberta, so that the Flow-Through Shares will be freely tradable in the future

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael S. Vandale

Patch International Inc., President and Chief Executive Officer

1-888-864-7372

email: mvandale@patchenergy.com.

Please visit Patch's corporate website at www.patchenergy.com.

No regulatory authority has passed upon the merits of the proposed transaction and has not approved nor disapproved the contents of this press release.

This news release contains certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Corporation expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Although the Corporation believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements are based on the beliefs, estimates and opinions of the Patch's management on the date the statements are made. The Corporation undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change. For further information investors should review the Corporation's filings that are available at www.edgar.com.